Pricing Sheet dated July 26, 2010 relating to

Offering Summary dated June 29, 2010

Medium-Term Notes, Series D

No. 2010-MTNDD579

Filed Pursuant to Rule 433

Registration Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

7,300,000 ELKS® Based Upon the Common Stock of Apple Inc. Due January 26, 2011

2,259,000 ELKS® Based Upon the Common Stock of Barrick Gold Corporation Due January 26, 2011

Equity Linked Securities (“ELKS®”)

PRICING TERMS FOR BOTH ELKS
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Underwriting fee and issue price” below)
Payment at maturity:	For each $10 ELKS: (1) a fixed number of shares of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the closing price of the underlying equity on the valuation date) if the closing price of the underlying equity on any trading day from but excluding the pricing date to and including the valuation date declines to or below the downside threshold closing price, or (2) $10 in cash.
Pricing date:	July 26, 2010.
Issue date:	July 29, 2010 (three business days after the pricing date).
Listing:	The ELKS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.
PRICING TERMS FOR EACH ELKS

Underlying equity:	The common stock of Apple Inc. (NASDAQ symbol: “AAPL”)	The common stock of Barrick Gold Corporation (NYSE symbol: “ABX”)
Underlying equity issuer:	Apple Inc.	Barrick Gold Corporation
Aggregate principal amount:	$73,000,000	$22,590,000
Maturity date:	January 26, 2011	January 26, 2011
Coupon:	9% per annum (4.43% for the term of the ELKS), paid monthly and computed on the basis of a 360-day year of twelve 30-day months	8% per annum (3.94% for the term of the ELKS), paid monthly and computed on the basis of a 360-day year of twelve 30-day months
Downside threshold closing price:	$207.424 (80.00% of the initial equity price).	$33.400 (80.00% of the initial equity price).
Valuation date:	January 21, 2011, subject to adjustment for certain market disruption events	January 21, 2011, subject to adjustment for certain market disruption events
Initial equity price:	$259.28, the closing price of the underlying equity on the pricing date.	$41.75, the closing price of the underlying equity on the pricing date.
Equity Ratio:	0.03857, the number of shares of the underlying equity per ELKS equal to $10 divided by the initial equity price.	0.23952, the number of shares of the underlying equity per ELKS equal to $10 divided by the initial equity price.
CUSIP number:	17314V155	17314V148
ISIN:	US17314V1558	US17134V1483

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per ELKS	$10.0000	$0.1500	$9.8500	$10.0000	$0.1500	$9.8500
Total	$73,000,000	$1,095,000	$71,905,000	$22,590,000	$338,850	$22,251,150

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor. The lowest prices payable by an investor are $9.9500 per AAPL ELKS and $9.9500 per ABX ELKS. Please see “Syndicate Information” on page 9 of the related offering summary for further details.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., fixed selling concessions of $0.1500 for each AAPL ELKS they sell and $0.1500 for each ABX ELKS they sell. See “Fees and selling concessions” on page 8 of the related offering summary. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by an investor. See “Syndicate Information” on page 9 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED ELKS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on June 30, 2010

http://www.sec.gov/Archives/edgar/data/1318281/000119312510150261/dfwp.htm

ELKS Product Supplement filed on December 22, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509258071/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.